Exhibit 4.1

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 2

SUPPLEMENTAL INDENTURE No. 2 (this “Supplemental Indenture”), dated as of May 7, 2012 among EVERTEC, LLC, a Puerto Rico limited liability company (formerly known as EVERTEC, Inc, the “Issuer”), EVERTEC Finance Corp., a Puerto Rico corporation and Wholly-Owned Subsidiary of the Issuer (“Finance Corp” and, together with the Issuer, the “Co-Issuers”), the Guarantors (as defined in the Indenture (as defined below)) and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Co-Issuers and the Guarantors have heretofore executed and delivered to the Trustee an Indenture dated as of September 30, 2010, as supplemented by Supplemental Indenture No. 1 dated as of April 17, 2012 (the “Indenture”), providing for the issuance of (a) $220,000,000 aggregate principal amount of the Co-Issuers’ 11% Senior Notes due 2018 on September 30, 2010, of which $210,500,000 aggregate principal amount was outstanding on the date hereof (the “Existing Notes”) and (b) any Additional Notes (as defined in the Indenture) that may be issued from time to time after September 30, 2010 (collectively, the “Notes”);

WHEREAS, the Co-Issuers are issuing $40,000,000 aggregate principal amount of Additional Notes as permitted by Sections 2.01, 4.03 and 9.01 of the Indenture (the “New Notes”);

WHEREAS, the gross proceeds of the offering of the New Notes (the “Escrowed Funds”) will be placed in an escrow account pursuant to an Escrow Agreement, dated as of the date hereof (the “Escrow Agreement”), by and among the Co-Issuers, the Guarantors and Wilmington Trust, National Association, as escrow agent;

WHEREAS, upon the satisfaction or waiver of the escrow release conditions specified in the Escrow Agreement (the “Escrow Conditions”), the Escrowed Funds will be released to the Co-Issuers;

WHEREAS, if the Escrow Conditions are not satisfied or waived on or prior to May 18, 2012 or if the Co-Issuers determine in their sole discretion that the Escrow Conditions cannot be satisfied or will not be waived, the Co-Issuers will be required to redeem the New Notes pursuant to a Special Mandatory Redemption in accordance with the terms set forth in this Supplemental Indenture;

WHEREAS, Section 2.01 of the Indenture provides that Additional Notes may be issued under the Indenture, provided that the terms of the Additional Notes are (a) established in or pursuant to a resolution of the Board of Directors of the Co-Issuers and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental to the Indenture, prior to the issuance of such Additional Notes;

WHEREAS, the joint pricing committee of the board of managers of the Issuer and the board of directors of Finance Corp has established certain terms of the New Notes pursuant to resolutions of the Co-Issuers, which is a duly authorized committee and constitutes the “Board of Directors” of the Co-Issuers for purposes of this Supplemental Indenture, a copy of which resolutions has been certified by the Secretary of the Issuer and delivered to the Trustee;

WHEREAS, the Co-Issuers are permitted to Incur the New Notes by Section 4.03 of the Indenture and the other applicable provisions of the Indenture;

WHEREAS, pursuant to Section 9.01(xi) of the Indenture, the Trustee and the Co-Issuers are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Co-Issuers have heretofore delivered, or are delivering contemporaneously herewith to the Trustee, the Officer’s Certificate and Opinion of Counsel referred to in Section 9.06 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Co-Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the New Notes as follows:

ARTICLE I

CAPITALIZED TERMS; RELATION TO INDENTURE; GENERAL REFERENCES

SECTION 1.01. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 1.02. Relation to Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.03. General References. All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein,” “hereof,” “hereunder” and any other words of similar import refer to this Supplemental Indenture.

ARTICLE II

ISSUANCE OF NEW NOTES AS ADDITIONAL NOTES

SECTION 2.01. New Notes. The aggregate principal amount of New Notes that may be authenticated and delivered pursuant to the Indenture, as supplemented by this Supplemental Indenture, is $40,000,000. The New Notes shall be issued on May 7, 2012 at an issue price of 105% plus accrued interest from April 1, 2012 to, but not including, May 7, 2012. Interest shall accrue on the New Notes from April 1, 2012. The New Notes shall be issued in the form of one or more Global Securities, and the depositary for such New Notes shall be The Depository Trust Company, its nominees and their respective successors. Except for the Special Mandatory Redemption (as defined below) and as otherwise noted in this Article II, the New Notes shall have terms identical to the Existing Notes.

SECTION 2.02. Relationship to Other Notes. The New Notes and the Existing Notes shall be treated as single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase (except that (1) the New Notes, but not the Existing Notes, will be subject to the Special Mandatory Redemption, (2) the New Notes will not be entitled to consent to the proposed amendment described in the Consent Solicitation Statement so long as the record date for eligible consenting holders is prior to the date hereof and (3) the exception contained in Section 4.04(b)(xx) that is being added pursuant to this Supplemental Indenture will apply to the New Notes on the date hereof but will not apply to the Existing Notes unless and until the supplemental indenture effecting the proposed amendment described in the Consent Solicitation Statement becomes operative).

SECTION 2.03. Guarantees. Each Guarantor hereby confirms and agrees that the “Guaranteed Obligations” as defined in the Indenture, including the Co-Issuers’ Obligations under the New Notes, are guaranteed by each such Guarantor.

SECTION 2.04. Definitions. The following definitions are hereby added to Section 1.01 of the Indenture in proper alphabetical sequence:

“Consent Solicitation Statement” means the Consent Solicitation Statement, dated as of April 30, 2012, as may be amended or supplemented from time to time on or prior to the Outside Date, relating to the Co-Issuers’ solicitation of consents from the holders of the Existing Notes to amend the limitation on restricted payments covenant in the Indenture.

“Escrow Account” means a segregated account, under the sole control of the Escrow Agent, that includes only cash, free from all Liens.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means the Escrow Agreement to be dated as of May 7, 2012, among the Co-Issuers, the Trustee and the Escrow Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.

“Escrow Redemption Date” means the date that is no later than five Business Days after the Outside Date.

“Escrow Redemption Price” means an amount of cash equal to $42,000,000, plus accrued interest from April 1, 2012 to, but not including, the issue date of the New Notes, calculated using a rate of 11% per annum.

“Existing Notes” means the Initial Notes issued by the Issuer under the Indenture on the Issue Date and the Exchange Notes issued in exchange therefor.

SECTION 2.05. Special Mandatory Redemption. The following Section 3.09 is hereby added to Article III of the Indenture:

SECTION 3.09. Special Mandatory Redemption.

(a) In the event that, upon the earlier of (i) the date on which the Co-Issuers determine in their sole discretion that the Escrow Conditions (as defined in the Escrow Agreement) cannot be satisfied and will not be waived and (ii) May 18, 2012 (the “Outside Date”), the Officers’ Certificate included as Exhibit A-1 to the Escrow Agreement for release of the funds from the Escrow Account has not been delivered to the Escrow Agent (with a copy to the Trustee), the Co-Issuers shall be required to redeem the New Notes on the Escrow Redemption Date at the Escrow Redemption Price (the “Special Mandatory Redemption”).

(b) In the case of a Special Mandatory Redemption, the provisions of Article III of the Indenture shall apply, except as modified as follows: (i) the Co-Issuers shall mail, or cause the notice of Special Mandatory Redemption to be mailed, to the holders of the New Notes at least three Business Days prior to the Escrow Redemption Date, (ii) the Co-Issuers shall give notice to the Trustee of a Special Mandatory Redemption at least three Business Days prior to the Escrow Redemption Date and (iii) at the Co-Issuers’ request, the Trustee shall give the notice of Special Mandatory Redemption in the Co-Issuers’ name and expense, provided that the Co-Issuers deliver to the Trustee the information required at least one Business Day prior to the date such notice is to be provided to the holders.

SECTION 2.06. The following clause (xx) is hereby added to Section 4.04(b) of the Indenture:

(xx) with respect to the New Notes, upon their issuance date, so long as (i) the Co-Issuers and the Trustee have entered into a supplemental indenture to this Indenture on the terms described in the Consent Solicitation Statement and the proposed amendment therein shall have become operative and (ii) no Default shall have occurred and be continuing, the declaration and payment of dividends or distributions to holders of any Equity Interests of the Issuer in an amount not to exceed $270.0 million (or such lesser amount contained in the supplemental indenture referenced in subclause (i) of this clause (xx)).

SECTION 2.07. Effect of Amendments. The parties hereto hereby agree that the Co-Issuers shall not be required under Section 9.05 of the Indenture to issue a new Note reflecting the terms amended in accordance with this Supplemental Indenture. The parties further agree that any Notes issued after the date hereof shall reflect the terms of the Indenture as amended by this Supplemental Indenture and any subsequent amendments or supplemental indentures.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 3.02. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.03. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 3.04. Effect of Headings. The section headings herein have been inserted for convenience of reference only, and are not intended to be considered a part thereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

EVERTEC, LLC

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: President and Chief Executive Officer

EVERTEC FINANCE CORP.

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: President and Chief Executive Officer

EVERTEC DOMINICANA, SAS

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: President

SENSE SOFTWARE INTERNATIONAL CORP.

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: President

ATH COSTA RICA, S.A.

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: President

T.I.I. SMART SOLUTIONS INC.

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: President

ATH PANAMÁ, S.A.

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: President

EVERTEC MÉXICO SERVICIOS DE PROCESAMIENTO, S.A. DE C.V.

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: President

TARJETAS INTELIGENTES INTERNACIONALES, S.A.

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: President

TII SMART SOLUTIONS, SOCIEDAD ANÓNIMA

By:	/s/ Peter L. Harrington
Name: Peter L. Harrington
Title: Sole Representative

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Vice President